                                                                    EXHIBIT 11.1


                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE

                      (in millions, except per share data)


                                           Three months      Six months
                                         ended June 30,  ended June 30,
                                                   1997            1997
                                         --------------  --------------

Historical Computation/(1)/
Net income available for common stock..           $22.0           $43.0
Average common shares outstanding......            56.7            56.1
Primary net income per common share....           $0.39           $0.77
                                                  -----           -----

-----
/(1)/Historical computation of primary earnings per common share for the three and six months ended June 30, 1996 is not considered meaningful as Allegiance was not a public company during such historical periods.